Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

                This First Amendment to Asset Purchase Agreement (the “First Amendment”) is made as of this 29th day of September 2004 between ConMed Corporation, a New York corporation, and C. R. Bard, Inc., a New Jersey corporation. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement, as defined below:

RECITALS

                WHEREAS, the parties hereto have executed that certain Asset Purchase Agreement dated as of August 18, 2004 (the “Agreement”); and

                WHEREAS, pursuant to Section 9.7 of the Agreement, the parties to the Agreement desire to amend the Agreement.

                NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                FIRST. The Parties agree that Section 1.1(a)(vi) is hereby amended and restated to read in its entirety as follows:

                “(vi) to the extent transferable, all licenses, permits, consents, approvals, authorizations, qualifications, orders or franchises issued by any Governmental Authority, including any pending applications or renewals, which relate exclusively to the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset) (the “Permits”);”.

                SECOND. The parties agree that Schedule 1.1(a)(vii) to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 1.1(a)(vii).

                THIRD. The parties agree that Section 1.2(a) of the Agreement is hereby amended to insert the phrase “less $318,331” immediately after the phrase “(the “Purchase Price”)”.

                FOURTH. The parties agree that Section 1.2(b) of the Agreement is hereby amended by (i) deleting the phrase “in Euros an amount which Buyer and Seller shall agree prior to Closing” from the first sentence of such Section and replacing such phrase with “Euro 258,428” and (ii) deleting in its entirety the second sentence of such Section.

                FIFTH. The parties agree that the second sentence of Section 1.3(a) is hereby amended and restated to read in its entirety as follows:

“The Preliminary Closing Statement of Assets and Liabilities, after giving effect to the transactions contemplated by this Agreement, shall be prepared on a basis consistent with, and reflecting the same line items as, the special purpose statement of assets and liabilities of the Business as of June 30, 2004, delivered by Seller to Buyer and attached as Exhibit A hereto (the “Initial Statement of Assets and Liabilities”), subject to the exceptions and such other matters as are set forth in Schedule 1.3(a) hereto, and shall disclose the book value, as of the Closing Date, of inventory less (i) accounts payable, (ii) accrued expenses and (iii) $400,000, without further adjustment (the “Special Net Book Value”).”

                SIXTH. The parties agree that Section 1.3(e) of the Agreement is hereby amended by adding to the end of such section the following sentence: “In the event that any adjustment of the Purchase Price pursuant to this Section 1.3 relates to a change in book value of the French Business, the parties shall negotiate in good faith such adjustments to the payment mechanics set forth in this Section 1.3(e) as are required by French Law and/or as are necessary or appropriate to preserve to the maximum extent possible the intent and purposes of this Agreement.”

                SEVENTH. The parties agree that Schedule 3.1(c) to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 3.1(c).

                EIGHTH. The parties agree that Schedule 3.1(h) to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 3.1(h).

                NINTH. The parties agree that Schedule 3.1(p)(i) to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 3.1(p)(i).

                TENTH. The parties agree that the first sentence of Section 6.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

“The parties will use their best efforts to jointly allocate the Purchase Price (including the Assumed Liabilities) as promptly as practicable and in any event within 25 days of the Closing based upon a valuation analysis to be jointly prepared by the parties; provided, that $22,264,000 of the Purchase Price (subject to adjustment as contemplated by the proviso in the next sentence) shall be allocated to Assets on the books and records of Bard Shannon, Ltd.

                ELEVENTH. The parties agree that Schedules 7.1(a)(i) and (ii) to the Agreement are hereby deleted in their entirety and replaced with the attached Schedules 7.1(a)(i) and (ii).

                TWELFTH. The parties agree that Section 9.17(lvi) of the Agreement (the definition of “Intellectual Property”) is hereby amended and restated to read in its entirety as follows:

                “Intellectual Property” means U.S. and foreign intellectual property rights, including without limitation patents and patent applications (and any divisions, continuations or reissues arising therefrom), inventions, technology, know-how, copyrights and copyrightable works, trademarks, service marks, trade names, domain names, logos, trade dress and trade secrets. ELEVENTH. Except as expressly provided in this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect and the parties hereby ratify and confirm the Agreement as amended hereby in all respects.

                THIRTEENTH. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first set forth above.

CONMED CORPORATION

By:	————————————————— Name: Title:

C. R. BARD, INC.

By:	————————————————— Name: Title: